Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Chad Therapeutics, Inc.:
We consent to the incorporation by reference in the registration statement (No. 33-93734) on Form S-8 of Chad Therapeutics, Inc. of our report dated May 5, 2006, with respect to the balance sheets of Chad Therapeutics, Inc. as of March 31, 2006 and 2005 and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2006, which report appears in the March 31, 2006 annual report on Form 10-K of Chad Therapeutics, Inc.
/s/ KPMG LLP
Los Angeles, California
June 28, 2006